Exhibit 99.1
Union Street Acquisition Corp Announces Results of
Special Meeting of Stockholders

Alexandria, VA, September 22, 2008 — Union Street Acquisition Corp (the “Company”) (AMEX: USQ, USQ.U, USQ.WT) today held its Special Meeting of Stockholders to vote on the proposed acquisitions by the Company of the outstanding shares of capital stock of Archway Marketing Services, Inc. (“Archway”) and the membership interests of Razor Business Strategy Consultants LLC (“Razor”).  The Company filed its definitive proxy statement regarding the proposed acquisitions with the Securities and Exchange Commission on August 12, 2008.
At today’s Special Meeting of Stockholders, all of the proposals, including the proposal to acquire the outstanding shares of capital stock of Archway and the membership interests of Razor were not approved by the Company’s stockholders. Pursuant to its charter and the terms of its initial public offering, the Company is not permitted to pursue any other transactions; the Company will shortly begin the process of liquidating and dissolving itself in accordance with its charter and applicable law. As a result, it expects that the amounts held in its trust account, together with interest (net of applicable taxes), will be returned to the Company’s public stockholders. No payments will be made with respect to the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering. The Company intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution.  The Company will proceed to liquidate and stockholders will not need to tender their shares of stock to the transfer agent until the plan of liquidation is approved by the Company and the stockholders.
About Union Street Acquisition Corp.
Union Street Acquisition Corp. (www.unionstreetcorp.com) is a blank check company organized to acquire one or more operating businesses in the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors.
Company Contact:
A. Clayton Perfall
Chief Executive Officer
Union Street Acquisition Corp.
703.682.0731
Investor Relations Contact:
Devlin Lander
Integrated Corporate Relations
415.292.6855